Exhibit 10.25

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS PURSUANT TO THE RAYTHEON 2019 STOCK PLAN

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of <Award Date> (the “Award Date”) is between Raytheon Company (the “Company”), and <First Name, Middle Initial, Last Name>, a Non-Employee Director of the Company (“you”).
1.Award of Units
The Company hereby awards you the number of restricted stock units (“Units”) set forth below, with respect to its common stock, par value $0.01 per share (the “Stock”), subject to the terms and conditions of the Raytheon 2019 Stock Plan (the “Plan”) and the vesting and other provisions of this Agreement. Subject to the provisions hereof, each Unit represents the right to receive one share of Stock (a “Share”) pursuant to your Deferral Election as set forth in Section 4 below plus additional cash payments in lieu of dividends as described in Section 5 below.

Total Number of Restricted Units (the “Award”):	[ ] Units
Vesting Date:	The date specified in Section 2 below
Restriction Period:	The period between the Award Date and the Vesting Date

2.Vesting of Units
The Units granted to you under this Award shall vest on the date that is the earlier of: (i) the date of the Raytheon Company Annual Meeting next following the Award Date or (ii) the date you have a Termination of Service as a Director of the Company (A) on account of death or (B) following a Change in Control.
3.Effect of Termination of Service
If during the Restriction Period you have a Termination of Service as a Director of the Company for any reason other than as set forth in Section 2(ii) above, you shall cease to be entitled to such Units or delivery of any Shares with respect thereto and all rights in and to such Units and related Shares, as well as cash in lieu of dividends as described in Section 5 below, shall be forfeited immediately.
4.Issuance of Shares
The Shares subject to Units that vest shall be issued to you (or on your behalf) in accordance with the terms and provisions of your Deferral Election. For purposes of this Agreement, “Deferral Election” means, with reference to the Units granted to you under this Award, the election filed by you with the Company prior to the first day of the calendar year in which the Award Date occurs (or prior to the date you were first elected as a Director), and pursuant to which you elected to defer, in accordance with the applicable requirements of Code Section 409A, the issuance of the Shares relating to such Units to a specified date and/or event after the date such Units vest pursuant to Section 2 above.
5.Payment of Dividend Equivalents
Upon the vesting of Units pursuant to Section 2 above, you shall be entitled to receive a cash payment in lieu of dividends on the number of Shares those Units represent, if and to the extent that the Board has approved a dividend for all Company shareholders during the Restriction Period. Such dividend equivalent amount shall be a cash payment based upon the number of Units vesting hereunder multiplied by each per share dividend approved by the Board during the Restriction Period and shall be paid as soon as practicable after the Vesting Date. For the period from the Vesting Date of the Units to the date of issuance of the Shares those Units represent (the “Deferral Period”), you shall be entitled to receive a cash payment in lieu of dividends on the number of Shares those Units represent, if and to the extent that the Board has approved a dividend for all Company shareholders during the Deferral Period applicable to such Units. Such dividend equivalent amount shall be a cash payment based upon the number of Units vested hereunder multiplied by the per share dividend approved by the Board and shall be paid to you at the same time the dividend is paid to the shareholders. You will not be entitled to any cash payment in lieu of dividends relating to Units granted to you under this Award which are forfeited prior to vesting.
6.Other Provisions

A.
No Rights as Shareholder. You shall not be considered a shareholder of the Company with respect to the Units until Shares are issued to you in payment of the Units. Therefore, you have no right to vote the Units or to receive dividends with respect to such Units (although you may become entitled to receive dividend equivalent amounts to the extent provided in Section 5 above).

B.
Unsecured Creditor. Your Award is unfunded; if the Units granted to you under this award vest pursuant to Section 2 above, you will be an unsecured creditor of the Company with respect to the Company’s obligation to issue Shares pursuant to your Deferral Election and this Agreement and with respect to any right to receive dividend equivalent amounts pursuant to Section 5 above.

C.
No Rights to Continued Service. This Award shall not be deemed to create a contract or other promise of continued service as a Director of the Company and shall not in any way prohibit or restrict the ability of the Company or its shareholders to terminate your service at any time in accordance with applicable law.

D.
Restrictions on Transfer of Units. Until the vesting of any Units and the delivery of Shares in payment therefor, Units (and the underlying Shares and the right to receive dividend equivalents related thereto) may not be sold, transferred, pledged, exchanged, hypothecated or disposed of by you and shall not be subject to execution, attachment or similar process.

E.
Taxes. Taxes may be assessed and/or withheld, if, as and to the extent required by law at applicable United States federal, state and/or other tax rates (under the laws of the jurisdictions in which you reside or that may otherwise be applicable to you) with respect to Units, issuance of Shares and payment of cash in lieu of dividends.

F.
Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

G.
Notices. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, Attention: General Counsel, and to you at your address as shown on the Company’s records. Your acceptance of this Award constitutes your agreement to the terms of this Agreement.

RAYTHEON COMPANY

By: ________________________
Name:
Title:

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